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                                                                    Exhibit 4.27

                                                                  EXECUTION COPY

               DEPOSIT ACCOUNT CONTROL AND INTERCREDITOR AGREEMENT

     This DEPOSIT ACCOUNT CONTROL AND INTERCREDITOR AGREEMENT (this "Agreement") dated as of September 6, 2002 is made by and among CLEAN HARBORS, INC., a Massachusetts corporation (the "Pledgor"), FLEET NATIONAL BANK, in its capacities as issuer of letters of credit under the Fleet Facility Agreement referred to below and as depositary bank ("Fleet") and ABLECO FINANCE LLC, in its capacity as agent for the lenders under the Ableco Financing Agreement referred to below ("Ableco").

     WHEREAS, the Pledgor and Fleet are parties to that certain Letter of Credit Facility, Reimbursement and Security Agreement dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the "Fleet Facility Agreement") between Pledgor and Fleet, pursuant to which, among other things, (i) Fleet has agreed, subject to the terms and conditions contained therein, to issue certain letters of credit for the account of the Pledgor, (ii) the Pledgor has deposited cash into the Collateral Account (as defined below), and (iii) the Pledgor has pledged, assigned and granted to Fleet a present and continuing senior first priority lien on and security interest in and to the Collateral Account and in all funds and other amounts from time to time credited to or deposited or held in the Collateral Account as security for the obligations of the Pledgor to Fleet; and

     WHEREAS, the Pledgor, certain of the Pledgor's subsidiaries (the "Borrowers"), the lenders party thereto from time to time (the "Lenders") and Ableco are parties to that certain Financing Agreement dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the "Ableco Financing Agreement"), pursuant to which, among other things, the Lenders have agreed, subject to the terms and conditions contained therein, to make certain term loans and extend certain other credit accommodations to the Borrowers, and the Pledgor has pledged, assigned and granted to Ableco, for the benefit of the Lenders, a subordinated second priority lien on and security interest in the Collateral Account and in the funds and other amounts from time to time deposited or held in the Collateral Account as security for the obligations of the Pledgor to Ableco and the Lenders; and

     WHEREAS, the parties wish to set forth the relative priorities of the interests of Fleet and Ableco in the Collateral Account and in the funds and other amounts from time to time deposited or held in the Collateral Account;

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. For purposes hereof the following terms have the following definitions:

     (a) "Ableco Documents" shall mean the Ableco Financing Agreement, the other Loan Documents (as such term is defined in the Ableco Financing Agreement), all notes issued in connection with the Ableco Financing Agreement, and any and all other agreements, instruments or documents delivered or to be delivered by the Pledgor, the other Borrowers, or any of their affiliates to Ableco and the Lenders in connection therewith, in each case, as the same may be supplemented and amended from time to time.

     (b) "Ableco Obligations" shall mean any and all indebtedness, obligations and liabilities of the Pledgor to Ableco and the Lenders under the Ableco Documents, whether now existing or hereafter arising, whether direct or indirect, absolute or contingent, due or to become due, including without limitation, the Pledgor's obligation to repay the extensions of credit under the Ableco Financing Agreement, and all interest, fees, expenses, indemnification obligations and other amounts from time to time owing from the Pledgor to Ableco, including, without limitation, interest which accrues after the commencement of any proceeding in respect of any partial liquidation or reorganization, or bankruptcy, insolvency, receivership or other statutory or common law proceedings or arrangements involving the Pledgor or the readjustment of its liabilities or any assignment for the benefit of creditors or any marshalling of the Pledgor's assets or liabilities, and all premium and termination fees, if any, and other fees and expenses payable in accordance with the terms of the Ableco Documents.

     (c) "Collateral" shall mean (i) the Collateral Account, and any and all cash, deposits, money, checks, drafts, wire transfers, funds and other amounts from time to time credited to or deposited or held in the Collateral Account, and (ii) any and all interest, dividends, distributions and other income accruing on or payable in respect of the Collateral, and (iii) any and all proceeds of the foregoing.

     (d) "Collateral Account" shall mean the high yield savings deposit account #__________ (and any and all sub-accounts thereof, replacement accounts therefore and other accounts relating thereto) maintained by the Pledgor at Fleet for the benefit of Fleet.

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     (e)  "Fleet Documents" shall mean the Fleet Facility Agreement, the letters of credit issued thereunder, all letter of credit application and reimbursement agreements executed and/or delivered by the Pledgor to Fleet in connection therewith, and all other related agreements, instruments or documents delivered or to be delivered by Pledgor in connection therewith, in each case, as the same may be supplemented and amended from time to time.

     (f) "Fleet Obligations" shall mean any and all indebtedness, obligations and liabilities of the Pledgor to Fleet under the Fleet Documents and under this Agreement, whether now existing or hereafter arising, whether direct or indirect, absolute or contingent, due or to become due, including without limitation, the Pledgor's obligation to reimburse Fleet for all drawings under letters of credit issued under the Fleet Documents, and all interest, fees, expenses, indemnification obligations and other amounts from time to time owing from the Pledgor to Fleet under the Fleet Documents and under this Agreement, including, without limitation, interest which accrues after the commencement of any proceeding in respect of any partial liquidation or reorganization, or bankruptcy, insolvency, receivership or other statutory or common law proceedings or arrangements involving the Pledgor or the readjustment of its liabilities or any assignment for the benefit of creditors or any marshalling of the Pledgor's assets or liabilities, and all premium and termination fees, if any, and other fees and expenses payable in accordance with the terms of the Fleet Documents.

     (g) "Fleet's LC Commitment" shall mean the commitment of Fleet to issue letters of credit to or for the account of the Pledgor under the Fleet Documents.

     (h) "Fleet's LC Exposure" shall mean, at any time, the sum of (i) 100% of the aggregate undrawn amount of all outstanding standby and documentary letters of credit issued by Fleet to or for the account of the Pledgor at such time plus
(y) the aggregate amount of all disbursements made by Fleet in respect of letters of credit issued by Fleet to or for the account of the Pledgor that have not yet been reimbursed by or on behalf of the Pledgor at such time.

     (i) "Termination of the Fleet Obligations" shall mean the time when all of the Fleet Obligations have been fully paid in cash, no letters of credit are outstanding, and Fleet has no further obligation to issue additional letters of credit or extend credit accommodations to or for the account of the Pledgor under the Fleet Facility Agreement.

     (j) "Termination Notice" shall mean a written notice from Fleet to the Pledgor and Ableco stating that Termination of the Fleet Obligations has occurred.

2. Acknowledgment of Security Interests. The Pledgor and Ableco hereby acknowledge and agree that unless and until such time as Fleet shall have delivered to the Pledgor and Ableco a Termination Notice, the Collateral Account and all of the Collateral are and will continue to be subject to the senior first priority liens and security interests of Fleet, and that the liens and security interests of Fleet are senior in priority to all other liens, security interests and encumbrances of any kind, including, without limitation, any liens in favor of Ableco. The Pledgor and Fleet hereby acknowledge and agree that the Collateral Account and all of the Collateral are subject to the liens and security interests of Ableco, which liens and security interests, unless and until such time as Fleet shall have delivered to the Pledgor and Ableco a Termination Notice, are and will continue to be junior and subordinated in all respects to the liens and security interests in favor of Fleet.

3. Representations, Warranties and Covenants of the Pledgor Regarding the Collateral.

     (a) Except for (i) the senior first priority liens and security interests in favor of Fleet, and (ii) the subordinated second priority liens and security interests in favor of Ableco, the Pledgor is the owner of the Collateral free and clear of any and all liens, security interests or other encumbrances of any kind. The Pledgor agrees not to grant any lien on or security interest in, or permit the existence of any lien or encumbrance on or security interest in, the Collateral Account or any of the other Collateral (except for the senior first priority liens and security interests in favor of Fleet and the subordinated second priority liens and security interests in favor of Ableco).

     (b) The Pledgor (i) hereby agrees to promptly execute and deliver to Fleet and Ableco such financing statements (to the extent, if any, that the Pledgor's signature is required thereon), certificates and other documents or instruments as may be necessary or appropriate to enable Fleet and/or Ableco to perfect, protect or from time to time renew the liens and security interests granted hereby, including, without limitation, such financing statements, control agreements, certificates and other documents as may be necessary to perfect a security interest in any additional Collateral hereafter acquired by the Pledgor or in any replacements or proceeds thereof, and (ii) hereby authorizes Fleet and Ableco to execute (to the extent, if any, that any signature is required thereon), file and refile, in their own names or in the name of the Pledgor, in each case at the Pledgor's expense, such financing statements, continuation statements and other documents (including, without limitation, this Agreement) in such offices as the Pledgor may reasonably deem necessary or appropriate in order to perfect and preserve the rights and

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interests granted to Fleet and Ableco. The Pledgor hereby irrevocably appoints each of Fleet and Ableco as its true and lawful attorney for the purpose of executing and filing any such financing statements or other agreements or instruments.

4. Control over the Collateral Account and the Collateral; Subordination of Rights and Interests of Ableco. Each of the parties hereto hereby acknowledges and agrees as follows:

     (a) Unless and until such time as Fleet shall have delivered a Termination Notice to the Pledgor and Ableco, (i) Fleet has and shall continue to have "control" of the Collateral Account and the Collateral (within the meaning of such term under Section 9-104 of the Uniform Commercial Code as in effect in The Commonwealth of Massachusetts) and full power and authority to set-off, apply, debit, withdraw, dispose of and transfer funds from the Collateral Account without the necessity of notifying or obtaining the consent of the Pledgor or Ableco, (ii) except as otherwise provided in Sections 4(e), 6(a) and 6(b) of this Agreement, Fleet shall not be obligated to comply with, and shall have no liability to the Pledgor or Ableco for refusing to comply with, any instructions originated by the Pledgor or Ableco with respect to the Collateral Account or the Collateral, including, without limitation, any instructions or directions with respect to the disposition of funds in the Collateral Account, (iii) regardless of the time, order or manner of attachment or perfection, or any provision of the Ableco Documents to the contrary, the rights and interests of Fleet in and to the Collateral Account and the Collateral have and shall continue to have priority over and shall be senior in all respects to any rights or interests of Ableco in and to the Collateral Account and the Collateral, and
(iv) it is the intent of the parties hereto that, except as otherwise provided in Section 6(b), Termination of the Fleet Obligations shall have occurred before any portion of the Collateral is delivered to Ableco or applied to the Ableco Obligations.

     (b) Until such time as the Ableco Obligations have been paid in full and the Ableco Financing Agreement shall have terminated, (i) Ableco has and shall continue to have "control" of the Collateral Account and the Collateral (within the meaning of such term under Section 9-104 of the Uniform Commercial Code as in effect in The Commonwealth of Massachusetts) and shall be able to direct the disposition of funds from the Collateral Account without the necessity of notifying or obtaining the consent of the Pledgor, and (ii) except as otherwise provided in Section 6(a), Fleet will comply with all notifications it receives directing it to transfer, redeem, or permit the withdrawal of any property in the Collateral Account originated by Ableco without further consent by the Pledgor; provided that, unless and until such time as Fleet shall have delivered a Termination Notice to Ableco, Ableco shall not, except as otherwise provided in Section 6(b), direct or instruct Fleet to take any action with respect to the Collateral Account or the Collateral or otherwise assert or attempt to enforce or avail itself of any lien or security interest in the Collateral or otherwise realize upon the Collateral, and, except as otherwise provided in Section 6(b), Fleet shall not be obligated to comply with any direction or instruction originated by Ableco with respect to the Collateral Account or the Collateral, including, without limitation, any instruction or direction regarding the disposition of funds in the Collateral Account.

     (c) Unless and until such time as (i) Fleet shall have delivered a Termination Notice to the Pledgor, and (ii) the Ableco Obligations have been repaid in full and the Ableco Financing Agreement has terminated, the Pledgor shall have no right to access or withdraw any of the Collateral from the Collateral Account or to instruct or direct Fleet to make withdrawals from or transfer or dispose of any funds in the Collateral Account; and Fleet shall not, except as otherwise provided in Section 6(a), comply with any withdrawal request, direction or instruction originated by the Pledgor with respect to the Collateral Account and the Collateral unless Ableco has previously consented to such withdrawal request, direction or instruction in writing and notified Fleet to comply with same. Promptly, but in any event within 3 business days after Termination of the Fleet Obligations, Fleet shall deliver the Termination Notice to the Pledgor and Ableco.

     (d) Notwithstanding anything in this Agreement or in the Ableco Documents to the contrary, (i) the respective rights and priorities of the liens and security interests of Fleet and Ableco set forth herein shall not be altered, impaired or affected in any way by any amendment, modification, supplement to or restatement of the Fleet Documents, any increase in Fleet's LC Commitment or in Fleet's LC Exposure, any application of the Collateral against the Fleet Obligations, or any release or reduction in the amount of the Collateral (and Fleet expressly reserves the right, prior to the delivery of a Termination Notice to Ableco, to amend, modify, supplement or restate the Fleet Documents, to increase Fleet's LC Commitment, to apply the Collateral against the Fleet Obligations, or to release all or any portion of the Collateral, without the necessity of giving notice to or obtaining the consent of Ableco), and (ii) until such time as Fleet shall have delivered a Termination Notice to the Pledgor and Ableco, except as otherwise provided in Section 6(b), Fleet shall at all times be authorized to, and shall act and refrain from acting in respect of, and otherwise deal with, the Collateral and the Collateral Account, in its sole and absolute discretion, without any obligation whatsoever on the part of Fleet to notify or obtain the consent of the Pledgor or Ableco.

     (e) At the time of delivery by Fleet to the Pledgor and Ableco of a Termination Notice, the liens and security interests of Fleet in the Collateral and the Collateral Account shall automatically be released, discharged and terminated and Fleet shall, at the request of Ableco, or at the election of Fleet (which election may be made by Fleet at any time in its sole discretion), cause (and the Pledgor hereby authorizes and directs Fleet to cause) any remaining Collateral in the Collateral Account to be

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delivered to Ableco (or to a depository institution specified in writing by
Ableco), to be held by or for the benefit of Ableco as security for the Ableco Obligations of Ableco and the Lenders.

     (f) If at any time Fleet shall exercise any of its rights with respect to the Collateral (including, the right to apply any portion of the Collateral against the Fleet Obligations or to set-off, foreclose, liquidate or otherwise realize upon any portion of the Collateral), Fleet shall apply the proceeds of the Collateral and the Collateral Account as follows: (i) first, to the payment of any and all fees, costs and expenses incurred by Fleet in exercising its rights (including, without limitation, reasonable attorney's fees), and (ii) second, to the repayment of any and all Fleet Obligations. If, following Termination of the Fleet Obligations, there shall remain any surplus Collateral in the Collateral Account which would otherwise, but for the security interest of Ableco, be payable to the Pledgor, Fleet shall, unless directed otherwise by a court of competent jurisdiction or by Ableco, deliver such surplus Collateral to Ableco (or to a depository institution specified in writing by Ableco) to be held by or for the benefit of Ableco and the Lenders as collateral for and/or applied to the repayment of the Ableco Obligations in accordance with the terms of the Ableco Documents. In exercising any rights with respect to the Collateral, so long as Fleet acts in a commercially reasonable manner, Fleet may proceed in any manner which Fleet, in its sole discretion, shall elect, without in any way incurring any liability or obligations to the Pledgor or Ableco. Except as otherwise expressly set forth in Section 6 of this Agreement, in no event shall Fleet be obligated to deliver any portion of the Collateral to the Pledgor or Ableco unless and until such time as Termination of the Fleet Obligations has occurred.

     (g) In the event that Fleet shall exercise any of its rights with respect to the Collateral under the Fleet Documents or under the provisions of any applicable law (including, without limitation, the right of set-off), any portion of the Collateral applied to the repayment of the Fleet Obligations shall automatically be released and Ableco shall have no rights, claims or interests against Fleet or against such portion of the Collateral. Ableco agrees that promptly upon the written request of Fleet therefor, Ableco shall execute, deliver and file any and all such termination statements, lien releases or other agreements or instruments as Fleet shall reasonably deem necessary or appropriate in order to give effect to the foregoing provisions of this Section 4(g).

5. Application, Set-off and other Rights of Fleet. The Pledgor and Ableco acknowledge and agree that under the terms of the Fleet Documents and applicable law, regardless of the adequacy of the Collateral or any other property or collateral securing the Fleet Obligations, Fleet (a) may withdraw and apply from the Collateral Account at any time and from time to time such funds as may be necessary (i) to reimburse Fleet for any drawing made on any letter of credit issued by Fleet under the terms of the Fleet Documents, and (ii) to cover any fees, costs, expenses (including reasonable attorney's fees)and other amounts for which the Pledgor may from time to time be liable to Fleet under the terms of the Fleet Documents, (b) may set-off the Collateral and the Collateral Account and any deposits or other sums at any time credited thereto against the Fleet Obligations, and (c) has all rights and remedies of a secured party under the Uniform Commercial Code (as in effect in Massachusetts), including, without limitation, the rights of a secured party under Section 9-607 of the Uniform Commercial Code. In no event shall the liens, rights and interests of Ableco, or any term or provision of this Agreement, impair or affect in any way any rights or remedies (including, without limitation, any rights of set off) that Fleet may have against the Pledgor, the Collateral Account, the Collateral or any other property or assets of the Pledgor prior to the date on which Fleet delivers the Termination Notice to the Pledgor and Ableco.

6. Periodic Withdrawals from the Collateral Account. The Pledgor and Ableco acknowledge and agree that pursuant to the terms of the Fleet Documents so long as no Default or Event of Default (as such term is defined in the Fleet Documents on the date hereof) shall have occurred and be continuing or shall arise therefrom:

     (a) unless Ableco has notified Fleet that an event of default has occurred and is continuing under the Ableco Financing Agreement, on the fifteenth day of each calendar month (or if such day is not a business day, on the next succeeding business day), commencing on October 15, 2002, Fleet shall withdraw from the Collateral Account the aggregate amount of interest that has accrued on the funds on deposit in the Collateral Account during the prior month, and shall transfer such interest to Pledgor in accordance with the wire transfer instructions of the Pledgor set forth on Schedule I hereto (whereupon such interest shall no longer be subject to the liens and security interests of Fleet or Ableco); and

     (b) from time to time (but not more frequently than once each month) after the earlier of (x) 3 Business Days after the date on which Fleet's LC Commitment terminates, and (y) March 31, 2003, upon the written request of Ableco, Fleet shall withdraw from the Collateral Account the amount, if any, by which (i) the aggregate amount of funds on deposit in the Collateral Account (exclusive of the interest amounts referred to in Section 6(a)) exceeds (ii) the product of (A) one hundred three percent (103%) multiplied by (B) Fleet's LC Exposure at such time, and shall transfer such excess amount to Ableco in accordance with the wire transfer instructions of Ableco set forth on Schedule I hereto to be applied by Ableco against the Ableco Obligations (whereupon such excess amount shall no longer be subject to the liens and security interests of Fleet).

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Each of the Pledgor and Ableco hereby irrevocably authorize and direct Fleet to make the transfers described in this Section 6, and hereby agree that in no event shall Fleet be liable or obligated to the Pledgor or Ableco for any transfer made in accordance with this Section 6, or for any failure by Fleet to make any such transfer if Fleet, in its reasonable determination, believes that a Default or Event of Default has occurred and is continuing under the Fleet Documents, or that such transfer may expose Fleet to any obligation, liability or expense (other than any administrative costs and expenses related to or incurred in connection with the transfers described in this Section 6).

7. No Consent Required; Authority of Fleet to Act. Notwithstanding any separate agreement that the Pledgor may have with Ableco or any other party, the Pledgor and Ableco acknowledge and agree that unless and until such time as Fleet shall have delivered a Termination Notice to the Pledgor and Ableco, Fleet shall be authorized and directed to take such actions with respect to the Collateral and the Collateral Account as Fleet, in its sole discretion, determines to be necessary, appropriate or in the best interests of Fleet (including, without limitation, exercising any rights of set-off which Fleet may have with respect to the Collateral or the Collateral Account), in each case, without the necessity of giving prior notice to, or obtaining any consent from, the Pledgor or Ableco.

8. Standard of Care. Neither Fleet nor any of its officers, directors, employees, agents or affiliates shall be liable for any action taken or not taken by it under, or in connection with, this Agreement, except for gross negligence or willful misconduct by Fleet as determined by a final and non-appealable judgment of a court of competent jurisdiction. IN NO EVENT SHALL FLEET BE LIABLE FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND WHATSOEVER (INCLUDING LOST PROFITS AND LOST BUSINESS OPPORTUNITIES) EVEN IF IT IS INFORMED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE FORM OF ACTION IN WHICH ANY SUCH DAMAGES MAY BE CLAIMED. SO LONG AS FLEET SHALL HAVE ACTED (OR REFRAINED FROM ACTING) IN GOOD FAITH, IT SHALL NOT BE LIABLE FOR ANY ERROR OF JUDGMENT IN ANY ACTION TAKEN, SUFFERED OR OMITTED BY, OR FOR ANY MISTAKE OF FACT OR LAW, UNLESS SUCH ACTION IS FOUND TO CONSTITUTE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY A FINAL AND NON-APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION. Fleet will not incur any liability hereunder by acting or not acting in reliance upon any notice, consent, certificate, statement or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties. Fleet shall not incur liability hereunder for any notice, consent, certificate, wire instruction, telecopy, or other writing which is delayed, canceled or changed without the actual knowledge of Fleet. Fleet shall not incur any liability for acts or omissions of any domestic or foreign depository or book-entry system for the central handling of financial assets or any domestic or foreign custodian or subcustodian. Fleet shall not be responsible for the title, value, validity or genuineness of any Collateral subject to this Agreement. Fleet shall have no liability to the Pledgor or any other person or entity for remitting any portion of the Collateral in the Collateral Account to Ableco after the delivery by Fleet of a Termination Notice even if contrary instructions have been delivered to Fleet by the Pledgor and Fleet shall have no duty to investigate whether and to what extent any Ableco Obligations shall then be outstanding.

9. No Additional Duties. Fleet shall have no responsibilities, obligations or duties other than those expressly set forth in this Agreement, and no implied duties, responsibilities or obligations shall be read into this Agreement; without limiting the foregoing, Fleet shall have no duty to preserve, exercise or enforce rights in the Collateral (against prior parties or otherwise). This Agreement is not intended by the parties to impose or create any obligations or duties upon Fleet greater than, or in addition to, the customary and usual obligations and duties of Fleet to the Pledgor, except as otherwise provided in
Section 6. The Pledgor and Fleet acknowledge that this Agreement supplements the Pledgor's existing cash management and other relationships with Fleet and in no way is this Agreement intended to abridge any rights that Fleet might otherwise have under the Fleet Documents or applicable law. Fleet makes no representations and assumes no responsibility as to the validity, enforceability or perfection, if any, of Ableco's purported liens and security interests in the Collateral, other than Fleet's obligation to act in accordance with the material terms of this Agreement.

10. Force Majeure. Fleet shall not be responsible for delays or failures in performance resulting from acts beyond its control, including Acts of God, strikes, lockouts, riots, acts of war or terrorism, epidemics, nationalization, expropriation, currency restrictions, governmental regulations superimposed after the fact, fire, communication line failures, power failures, earthquakes or other disasters.

11. Release and Indemnification. The Pledgor and Ableco hereby release Fleet and its respective affiliates, officers and employees from any and all claims, causes of action, liabilities, losses, lawsuits, recoupment, demands and/or damages, fines, penalties and expenses that may arise as a result of the transactions contemplated by this Agreement or as a result of Fleet entering into or acting in accordance with this Agreement, making any transfers of funds contemplated by this Agreement, or

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following any instructions given to Fleet by Ableco or the Pledgor in accordance with the terms of this Agreement, except for proven gross negligence or willful misconduct by Fleet. The Pledgor agrees to indemnify and hold harmless Fleet and its respective affiliates, officers and employees from and against any and all claims, causes of action, liabilities, losses, lawsuits, recoupment, demands and/or damages, fines, penalties and expenses, including, without limitation, out of pocket expenses and any and all court costs and reasonable attorneys' fees, that may arise as a result of Fleet entering into or taking or failing to take any action under this Agreement, making any transfers of funds contemplated by this Agreement, or following any instructions given to Fleet by Ableco or the Pledgor under this Agreement, except for gross negligence or willful misconduct by Fleet as determined by a final non-appealable judgment of a court of competent jurisdiction. This indemnification shall survive the termination of this Agreement. Ableco will indemnify Fleet, and its officers, directors, employees, and agents, against claims, liabilities, and reasonable expenses (including reasonable attorney fees and disbursements) arising out of (i) directions or instructions given by Ableco to Fleet under this Agreement, (ii) actions taken by Fleet in compliance with such directions or instructions, and
(iii) transfers of funds from the Collateral Account to Ableco as provided in this Agreement, except to the extent the claims, liabilities, or expenses are caused by Fleet's gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.

12. Reporting of Income. All items of income, if any, including dividends, interest and other income, gain, expense and loss on the Collateral shall be reported by Fleet in the name and tax identification number of the Pledgor.

13. Construction; Amendment; Conflict; Entire Agreement. If any term or provision of this Agreement is determined to be invalid or unenforceable, the remainder of this Agreement shall be construed in all respects as if the invalid or unenforceable term or provision were omitted. No amendment, modification or termination of this Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by the party to be charged. Each of the parties hereto intends that a facsimile transmission of a duly executed counterpart hereof shall be valid in all respects, as an original. This Agreement may be executed in any number of counterparts all of which shall constitute one original agreement. In the event of a conflict between this Agreement and any other Fleet Document, as between Fleet and the Pledgor, the terms of such other Fleet Document shall prevail; provided that if the terms of any Fleet Document relating to the Collateral Account afford the Pledgor access to or the right to withdraw funds from the Collateral Account, the terms of this Agreement shall prevail. This Agreement sets forth the entire agreement of the Pledgor, Ableco and Fleet with respect to the relative priorities of Fleet and Ableco in the Collateral, and supersedes all prior agreements (written or oral) and negotiations and all contemporaneous oral agreements concerning such subject matter and negotiations.

14. Representations and Warranties; Ableco/Fleet Covenant. Each of the parties represents and warrants that (i) it is duly incorporated or organized and is validly existing in good standing in its jurisdiction of incorporation or organization, (ii) the execution, delivery and performance of this Agreement and all documents and instruments to be delivered hereunder or thereunder have been duly authorized, (iii) the person executing this Agreement on its behalf has been duly authorized to act on its behalf, (iv) this Agreement constitutes a legal, valid, binding and enforceable agreement, and (v) entering into this Agreement will not violate any agreement, law, rule or regulation by which it is bound or by which any of its assets are affected. Ableco covenants that it shall deliver to Fleet prompt written notice of the occurrence of any Event of Default under the Ableco Financing Agreement, and Fleet covenants that it shall deliver to Ableco prompt written notice of the occurrence of any Event of Default under the Fleet Facility Agreement; provided that the failure of any party to give notice as required hereby shall not affect the relative priorities of the respective security interests of Fleet and Ableco as provided herein or the validity or effectiveness of any such notice as against the Pledgor, and provided further that neither Fleet nor Ableco shall incur any liability to any other party hereto as a result of its failure to give notice as required hereby.

15. Termination. This Agreement may be terminated by Fleet upon thirty (30) days written notice to the Pledgor and Ableco. Upon written notice from Ableco to Fleet of the repayment of the Ableco Obligations and the termination of the Ableco Financing Agreement, Ableco's security interest and lien in the Collateral shall terminate, Ableco shall have no obligation to Fleet hereunder (other than Ableco's indemnification obligations under Section 11) and Fleet shall have no further obligation to Ableco.

16. Successors and Assigns; Governing Law. This Agreement shall be binding upon and inure to the benefit of the successors and assigns (including, without limitation, any person or entity that succeeds to acquires any interest in any of the Ableco Obligations), representatives and heirs, of the respective parties hereto and shall be construed in accordance with the laws of The Commonwealth of Massachusetts (the "Governing Law State") without regard to its conflict of law principles and the rights and remedies of the parties shall be determined in accordance with such laws. Notwithstanding any other agreement to the contrary, with respect to the Collateral, Massachusetts is Fleet's jurisdiction for purposes of the Uniform Commercial Code.

17. Notices. Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means (acceptable to Fleet) and electronic confirmation of error-free receipt is received, or after being sent by certified or registered United States mail, return receipt requested, postage prepaid:


If to Fleet:

Fleet National Bank
c/o Fleet Capital Corporation
One Federal Street
Mail Stop: MA DE 10307X
Boston, MA 02110
Attention:  Mark B. Schafer
Telephone: 617-654-1187
Telecopy: 617-654-1167

If to the Pledgor:

Clean Harbors, Inc.
1501 Washington Street
Braintree, MA 02185-9048
Attention: Stephen Moynihan
Telephone: 781-849-4339
Telecopy:  781-849-4472

If to Ableco:

Ableco Finance LLC
450 Park Avenue
28/th/ Floor
New York, NY 10022
Attention: Daniel Wolf
Telephone: 212-891-2121
Telecopy:  212-891-1541

Fleet shall not be deemed to have or be charged with notice or knowledge of any fact or matter unless a written notice thereof has been received by Fleet at the address and to the person designated in (or subsequently designated in accordance with) this Agreement.

18. JURY TRIAL WAIVER. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT AND/OR THE COLLATERAL. EACH PARTY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS A MATERIAL INDUCEMENT TO EACH PARTY TO ENTER THIS AGREEMENT, AND THAT EACH PARTY IS RELYING UPON THE FOREGOING WAIVER IN ITS FUTURE DEALINGS WITH EACH OTHER PARTY WITH RESPECT TO THE SUBJECT MATTER HEREOF. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED WITHOUT AUTHENTICATION AS A WRITTEN CONSENT TO TRIAL BY THE COURT.

                            [Signature page follows.]

IN WITNESS WHEREOF, the Pledgor, Fleet and Ableco have caused this Deposit Account Control and Intercreditor Agreement to be duly executed as of the day first above written.

PLEDGOR:


CLEAN HARBORS, INC.


By:    /s/ Stephen Moynihan
    ----------------------------------
Name:  Stephen Moynihan
Title: Senior Vice President


FLEET:

FLEET NATIONAL BANK


By:    /s/ Mark B. Schafer
    ----------------------------------
Name:  Mark B. Schafer
Title: Vice President


ABLECO:

ABLECO FINANCE LLC, AS AGENT


By:    /s/ Kevin P. Genda
    ----------------------------------
Name:  Kevin P Genda
Title: SVP